Exhibit 1

February 16, 2024

British American Tobacco Announces Pricing of $1,700,000,000 Notes Offerings

British American Tobacco p.l.c. (“BAT”) today announces that B.A.T Capital Corporation (the “Issuer”), a wholly owned subsidiary of BAT, has priced an offering of $1,700,000,000 aggregate principal amount of guaranteed debt securities consisting of (1) $850,000,000 5.834% Notes due 2031 and (2) $850,000,000 6.000% Notes due 2034 (collectively, the “Notes”).

The Notes will be fully and unconditionally guaranteed on a senior and unsecured and joint and several basis by BAT, B.A.T. International Finance p.l.c. (“BATIF”), B.A.T. Netherlands Finance B.V. (“BATNF”) and, unless its guarantee is released in accordance with the relevant indenture, Reynolds American Inc. (“RAI”).

The issuance of the Notes is expected to close on February 20, 2024, subject to customary closing conditions.

BAT intends to use the net proceeds of the offering of the Notes for general corporate purposes, including the potential repayment of existing indebtedness.

Barclays Capital Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, Santander US Capital Markets and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. BBVA Securities Inc., NatWest Markets Securities Inc., SMBC Nikko Securities America, Inc. and Standard Chartered Bank are acting as bookrunners for the offering.

The offering of the Notes will be made under BAT’s existing effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”), which is available online at www.sec.gov. A preliminary prospectus supplement and an accompanying prospectus describing the terms of the offering and other information relating to the Issuer, BATIF, BAT, BATNF and RAI have been filed with the SEC. The shelf registration statement, the preliminary prospectus supplement and the accompanying prospectus may be obtained, free of charge, by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, HSBC Securities (USA) Inc. toll free at 1-866 811-8049, Mizuho Securities USA LLC toll free at 1-866-271-7403, Santander US Capital Markets LLC toll free at 1-855-403-3636 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

The preliminary prospectus supplement is also available at:

424B2 (sec.gov)

The shelf registration statement is also available at:

F-3ASR (sec.gov)

This communication shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes. This offering is being made only pursuant to the Form F-3 registration statement, the prospectus supplement and the accompanying prospectus and only to such persons and in such jurisdictions as is permitted under applicable law.

About BAT

BAT is a leading, multi-category consumer goods business with a purpose to build A Better Tomorrow™ by reducing the health impact of its business through offering a greater choice of enjoyable and less risky products for adult consumers.

BAT is committed to providing adult consumers with a wide range of enjoyable and less risky products*†. BAT continues to be clear that combustible cigarettes pose serious health risks, and the only way to avoid these risks is not to start or to quit. BAT encourages those who would otherwise continue to smoke to switch completely to scientifically-substantiated, reduced-risk alternatives*†.

BAT’s Strategic Portfolio is made up of its global cigarette brands and a growing range of reduced-risk*† New Category tobacco and nicotine products and traditional non-combustible tobacco products. These include vapour, tobacco heating products, modern oral products including tobacco-free nicotine pouches, as well as traditional oral products such as snus and moist snuff.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
† Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to Food and Drug Administration (the “FDA”) regulation and no reduced-risk claims will be made as to these products without FDA clearance.

Forward-Looking Statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of U.S. Private Securities Litigation Reform Act 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, the offering of the Notes.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. The forward-looking statements should be read in conjunction with the other cautionary statements that are included in BAT’s filings with the SEC, including BAT’s 2023 Annual Report on Form 20-F and other reports furnished on Form 6-K.

The forward-looking statements in this announcement reflect knowledge and information available and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Additional information concerning these and other factors can be found in BAT’s filings with the SEC, including the Annual Report on Form 20-F filed on 9 February 2024 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, www.sec.gov.

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of U.K. domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of U.K. domestic law by virtue of the EUWA.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of U.K. domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the UK PRIIPs Regulation.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Enquiries:

Investor Relations
British American Tobacco Investor Relations
Victoria Buxton / Amy Chamberlain / John Harney / Jane Henderson
+44 20 7845 2012/1124/1263/1117

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